Exhibit 99.1


CUBIC ENERGY INC.
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PRESS RELEASE

For Immediate Release: December 16, 2005         Information: Tate Wallen
Website: www.cubicenergyinc.com                               Investor Relations
E-mail:  ir@cubicenergyinc.com                                (972)-686-0369


CUBIC  ENERGY,  INC.  ANNOUNCES  FUNDING OF INITIAL $2 MILLION  THROUGH  PRIVATE
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PLACEMENT
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DALLAS,  TX -  December  16,  2005 - Cubic  Energy,  Inc.,  (NASDAQ:OTC:BB:QBIK)
("Cubic" or the "Company") announced today that it closed on $2 Million through an equity transaction; whereby, the Company issued 2,500,000 common shares at a price of $0.80/share, and issued warrants, with a five year expiration period, for the purchase of 1,000,000 Company common shares, at an exercise price of $1.00/share.

Proceeds from this initial private placement will be used to fund the Company's share of the drilling and completion costs for two Wells, the Company's fourth and fifth Cotton Valley tests. The drilling location for the S.E. Johnson 20 #1 is almost complete and drilling is expected to commence later this month.

The Company is also working on a larger debt and equity financing that could generate gross proceeds of $10-$12 Million for the Company. The Company believes this next round of financing will close in the next few weeks; with such financing subject to (i) the execution of a definitive purchase agreement between Cubic and Tauren Exploration, Inc. ("Tauren") as discussed in the Company's press release dated December 8, 2005 (the "Transaction"), (ii) approval of the Transaction by the Cubic Board of Directors, and a Special Committee formed by the disinterested Directors and/or advisors retained by such Special Committee, (iii) approval of the Transaction by Tauren, a company wholly-owned by Calvin Wallen III, (iv) completion of due diligence, (v) a definitive agreement with investors for such financing and (vi) requisite Cubic shareholder approval to increase the number of authorized common shares.

Proceeds  from  the  $10-$12  Million   financing  will  be  used  to  fund  the
aforementioned Transaction, Cubic's share of at least four additional wells to be drilled on Cubic's Bethany Longstreet acreage during 2006, and for working capital.

Jay Busby, Chief Financial Officer of Cubic stated: "Our diligence in our efforts is paying off and we believe this is the beginning of great things for the Company, its employees and shareholders."

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.



 This press release includes statements, which may constitute "forward-looking"
   statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies'
 products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the "Securities and Exchange Commission". By making these forward-looking statements, the companies undertake no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that the transactions discussed in this press release will be consummated.